OFFICER’S CERTIFICATE

I, Jennifer M. Rogers, Assistant Secretary of VALIC Company I (the “Company”), herby certify that the following is a true and correct copy of the resolutions adopted by the Board of Directors of the Company by written consent on August 31, 2023, and that the resolutions remain in full force and effect.

RESOLVED, that it is the determination of the Board of Directors (the “Board”) of VALIC Company I (the “Company”), including a majority of the Directors who are not interested persons of the Company as defined under the Investment Company Act of 1940, as amended (the “1940 Act”), (the “Disinterested Directors”), that the Bond covering officers and employees of the Company in accordance with the requirements of Rule 17g-1 under the 1940 Act in the amount of $8,500,000 is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of the Company’s series (collectively, the “Series”) to which any such covered persons may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the portfolios of the Series and all other relevant factors; and that the proposed allocation of the total one-year premium of $28,316 among each Series as set forth in the schedule presented in the Board’s materials, be and is authorized and approved, after having taken into consideration the number of other parties named as insured parties under said Bond, the nature of the business activities of such other parties, the amount of said Bond and the amount of the total one-year premium therefor, the ratable allocation of such total one-year premium among the insured parties under said Bond, the extent to which the share of the total one-year premium allocated to the Company was less than the premium the Company would have to pay if it had provided and maintained a blanket bond which named the Company as the only insured party and all other relevant factors; and it is

FURTHER RESOLVED, that the Board hereby approves the Agreement Among the Named Insureds, in substantially the form presented in the Board’s materials and authorize its execution by the proper officers of the Company; and it is

FURTHER RESOLVED, that the proper officers of the Company be, and each hereby is, authorized to make any and all payments and do any and all such further acts, including making the appropriate filings and/or giving any notices, in the name of the Company and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto signed my name this 5th day of October, 2023.

By: /s/ Jennifer M. Rogers
Jennifer M. Rogers